Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our audit report on the annual financial statements of Powerlink Digital Partners I, Inc. (the “Company”), as of December 31, 2024 and 2025 and for the period from inception to December 31, 2024 and the year ended December 31, 2025 and of our report dated May 28, 2026 included in the Company’s Offering Statement on Form 1-A/A. We also consent to the reference to our firm under the heading “Experts” and elsewhere in the Offering Statement.

Assuarance Dimensions

/s/ Assurance Dimensions
Tampa, Florida
August 28, 2026